Exhibit 99.1


                       RICHARD LEWIS COMMUNICATIONS, INC.
                       ----------------------------------
                   PUBLIC RELATIONS o ADVERTISING o MARKETING
     1211 Avenue of the Americas, 43rd Floor, New York, New York 10036-8701
        Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
                                 www.rlcinc.com

FOR IMMEDIATE RELEASE
---------------------

NYMAGIC, INC. TO RELEASE YEAR-END RESULTS ON MARCH 15, 2005

New York, NY, March 4, 2005 - NYMAGIC, INC. (NYSE: NYM) announced today that it expects to release its financial results for the fourth quarter and year ended December 31, 2004 on March 15, 2005. The Company previously reported that it would release its financial results for the fourth quarter and year ended December 31, 2004 in the first week of March, in order to allow the Company's external auditor time to complete its Sarbanes-Oxley review. The Company will issue a separate release with call-in information for its regularly scheduled conference call to discuss its results of operations.

The Company also reported that it anticipates filing its Annual Report on Form 10-K for the year ended December 31, 2004 on March 16, 2005, but that this filing could be delayed if its external auditor has not completed its Sarbanes-Oxley Section 404 testing of the Company's internal control structure and procedures for financial reporting, or fully completed its year end audit procedures. If this filing is delayed, the Company will file a Form 12b-25 (Notification of Late Filing) with the SEC seeking a 15-day extension to file its Annual Report on Form 10-K.

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

Any forward-looking statements concerning the Company contained herein, including statements related to the Company's expectations as to the timing of the release of its financial results for the fourth quarter and year ended December 31, 2004 and the timing of the filing of its Annual Report on Form 10-K for the year ended December 31, 2004, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the amount of time necessary to complete year end audit procedures and testing the Company's internal control structure and procedures for financial reporting and the identification of deficiencies in the Company's internal controls over financial reporting. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.



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CONTACT:       George R. Trumbull/George Kallop
               NYMAGIC. INC. (212) 551-0610
                             or
               Richard Lewis, Richard Lewis Communications 212/827-0020